Skyward Specialty Welcomes Christopher Peirce to Board of Directors
HOUSTON, TX. – [November 11, 2025] – Skyward Specialty Insurance Group, Inc.TM (Nasdaq: SKWD) (“Skyward Specialty” or “the Company”), a leader in the specialty property and casualty market, is pleased to announce the addition of Christopher Peirce to its Board of Directors effective February 1, 2026.
Peirce is a highly accomplished financial, operational and strategic leader with extensive global property and casualty experience. Peirce spent 30 years at Liberty Mutual Insurance, serving at various times as Chief Financial Officer, and as President of the Global Specialty and Commercial Markets division.
“We are thrilled to welcome Chris to our Board of Directors. Chris’ career accomplishments, extensive experience both in the U.S. and internationally, and his financial leadership make him a perfect addition to our Board, particularly as we look forward to the close of the Apollo acquisition in the first quarter of 2026, subject to regulatory approval,” said Andrew Robinson, Skyward Specialty Chairman and CEO. “I speak for our entire Skyward Specialty Board in welcoming Chris.”
In addition, it is contemplated that Peirce will be appointed Chair of the Audit Committee after the close of the 2025 financial year, succeeding Robert Creager, who has served in that role since 2013. Robert has advised that he will not be standing for re-election to the Board of Directors at the completion of his term in May.
About Skyward Specialty
Skyward Specialty (Nasdaq: SKWD) is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through nine underwriting divisions –Accident & Health, Agriculture and Credit (Re)insurance, Captives, Construction & Energy Solutions, Global Property, Professional Lines, Specialty Programs, Surety and Transactional E&S.
Skyward Specialty's subsidiary insurance companies consist of Great Midwest Insurance Company, Houston Specialty Insurance Company, Imperium Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A (Excellent) with a stable outlook by A.M. Best Company. For more information about Skyward Specialty, its people, and its products, please visit skywardinsurance.com.

Skyward Specialty Insurance Group

Media Contact
Jennifer Mendez
726-245-8384
jmendez@skywardinsurance.com

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Kevin Reed
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kreed@skywardinsurance.com